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                                                                    EXHIBIT 23.5


                                Gary G. Michael


January 10, 2003


John E. Hamilton
Graham Packaging Holdings Company
2401 Pleasant Valley Road
York, PA 17402


Dear Mr. Hamilton:


As we have discussed, I have agreed to serve as a member of the Board of Directors of Graham Packaging Company Inc., a Delaware corporation (the "Company"). which will be the new name of GPC Capital Corp. II, a wholly-owned subsidiary of Graham Packaging Holdings Company ("Holdings"), and will exchange newly issued shares of its common stock for all of the partnership interests of Holdings. I understand I will be elected as a director of the Company immediately prior to the Company's initial public offering. I consent to being named as a future Board member of the Company in the Form S-1 registration statement being filed in connection with the Company's initial public offering.



Very truly yours,



/s/ Gary G. Michael
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Gary G. Michael